      Exhibit B
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NEES GLOBAL, INC.
Consolidated Statement of Income and Accumulated Deficit
For the Twelve Months Ended March 31, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)

INCOME
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
Rental water heater revenue     $  6,702
Consulting revenue and other     843
Equity in earnings - HydroServ Group, LLC     (92)
                    --------
     Total income        7,453
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EXPENSE
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Operation and maintenance expenses     5,697
Write-off of investment in:
  Underwater Unlimited Diving Services, Inc.     1,000
  Monitoring Technologies, Inc.     475
  HydroServ Group, LLC     9
Loss on sale of interest in AllEnergy Marketing Co., Inc.     220
Depreciation               1,719
Income taxes     (873)
               --------
     Total expenses     8,247
               --------

Net income (loss)     $   (794)
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Accumulated deficit at beginning of period     $ (9,469)

Accumulated deficit at end of period     $(10,263)
               ========
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